CSE: LEO | OTCQB: LCGMF

Lion Copper and Gold Corp. Closes Oversubscribed US$2.7 Million Convertible
Debenture Financing

November 6, 2025, Vancouver, British Columbia - Lion Copper and Gold Corp. ("Lion CG", or the "Company") (CSE: LEO) (OTCQB: LCGMF) is pleased to announce that it has closed its previously announced non-brokered private placement (the "Debenture Financing") of secured convertible debentures ("Debentures") for gross proceeds of US$2,700,000.

The Debentures bear interest at the rate of 12% per annum and will mature on the date that is 12 months from issuance. The principal amount of the Debentures may be converted into common shares of the Company at US$0.0965 per share until November 6, 2026. Interest may be settled in shares priced at the time of repayment or conversion of the note at the option of the Company. The Company intends to use the proceeds of the Offering for the purchase of lands and associated mineral rights for the Company's Yerington area projects. The repayment of the Debentures will be secured against the lands and mineral rights to be purchased with the proceeds of the Offering.

In connection with the sale of the Debentures, the Company issued to the purchasers one detachable warrant (a "Warrant") for every US$0.0965 of principal amount of the Debentures subscribed for. The Company issued 27,979,274 common share purchase warrants (the "Warrants") to the purchasers. Each Warrant will entitle the holder to acquire a common share of the Company at a price of US$0.0965 until November 6, 2030.

Pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ("MI 61-101"), the Company advises that one insider who is a director and a control person of the Company participated in the Debenture Financing for the principal amount of US$1,400,000, which constitutes a "related party transaction". The Company is relying on the exemptions from the formal valuation requirements contained in section 5.5(a) and section 5.7(1)(a) of MI 61-101, as the fair market value of the securities issued to the related party do not exceed 25% of the Company's market capitalization. The Company did not file a material change report in respect of the related party transaction at least 21 days before the closing of the Debenture Financing, as the details of the Debenture Financing and the participation therein by related parties of the Company were not settled until shortly prior to closing and the Company wanted to improve its financial position as expeditiously as possible.

All securities issued pursuant to the Offering are subject to a statutory hold period of four months expiring on March 7, 2026. The securities are also subject to restrictions on resale under Rule 144 under US Securities laws, which in general requires that the securities be held for six to twelve months prior to being eligible for resale.

The securities offered have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of any offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or jurisdiction.

Early Warning Report

Tony Alford, a director of the Company, acquired Debentures in the principal amount of US$1,400,000 and 14,507,772 Warrants for the total purchase price of US$1,400,000 pursuant to the Debenture Financing. Immediately prior to the Debenture Financing, Mr. Alford owned 127,849,604 common shares of the Company, representing approximately 30.94% of the Company's total issued and outstanding common shares on an undiluted basis.

In addition, immediately prior to completion of the Private Placement, Mr. Alford owned an aggregate of 59,768,240 Warrants and 29,995,000 stock options. Exercising all of his warrants and options would bring his total to 217,612,844 common shares or 43.26% (partially diluted). Following completion of the Debenture Financing, Mr. Alford owns and/or has control over an aggregate of 74,276,012 Warrants, 29,995,000 stock options, and Debentures of principal amount of US$1,400,000, which, if exercised or converted, would result in Mr. Alford holding 246,628,388 common shares, representing approximately 46.36% of the issued and outstanding common shares of the Company on a partially diluted basis, assuming that no further common shares of the Issuer have been issued, resulting in an increase of approximately 3.09% of the Company's issued and outstanding common shares on a partially diluted basis.

Mr. Alford acquired the securities for investment purposes. Mr. Alford may, depending on market and other conditions, increase or decrease his beneficial ownership of the Company's securities, whether in the open market, by privately negotiated agreements or otherwise, subject to a number of factors, including general market conditions and other available investment and business opportunities.

The disclosure respecting Mr. Alford's shareholdings of the Company contained in this press release is made pursuant to Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids and a report respecting the above acquisition will be filed with the applicable securities commissions using the System for Electronic Document Analysis and Retrieval (SEDAR+) and will be available for viewing at www.sedarplus.ca.

About Lion CG

Lion Copper and Gold Corp. is advancing its flagship copper project in Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

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Further information can be found at www.lioncg.com.

On behalf of the Board of Directors,

John Banning
Chief Executive Officer

For more information please contact:

Email: info@lioncg.com

Website: www.lioncg.com

Neither Canadian Stock Exchange (CSE) nor its Regulation Services Provider (as that term is defined in the policies of the CSE Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release includes forward-looking statements within the meaning of applicable securities laws. Except for statements of historical fact, any information contained in this news release may be a forward‐looking statement that reflects the Company's current views about future events and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. This news release contains forward-looking statements relating to the terms of the Offering, the terms of the Notes, the conversion price of the principal amount and interest, the intended use of proceeds, the Offering including a related party transaction, and the exemptions under MI 61-101 which the Company intends to rely. Although the Company believes that it has a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. The Company cannot assure that the actual results will be consistent with these forward-looking statements. These forward‐looking statements speak only as of the date of this news release and the Company undertakes no obligation to revise or update any forward‐looking statements for any reason, even if new information becomes available in the future.

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